Free Writing Prospectus pursuant to Rule 433 dated December 9, 2022

Registration Statement No. 333-253421

Market Linked Notes —Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due December 29, 2027

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:	the S&P 500® Index (the “underlier”)
Pricing date:	expected to be December 23, 2022
Issue date:	expected to be December 29, 2022
Stated maturity date:	expected to be December 29, 2027
Starting level:	the closing level of the underlier on the pricing date
Ending level:	the closing level of the underlier on the calculation day
Automatic call:

If the closing level of the underlier on any call date is greater than or equal to the starting level, the notes will be automatically called, and on the related call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Call dates and call premiums:

The actual call premium and payment per note upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call Date	Call Premium	Payment per Note upon an Automatic Call
December 29, 2023	at least 6% of the face amount	at least $1,060.00
December 30, 2024	at least 12% of the face amount	at least $1,120.00
December 29, 2025	at least 18% of the face amount	at least $1,180.00
December 29, 2026	at least 24% of the face amount	at least $1,240.00
December 22, 2027	at least 30% of the face amount	at least $1,300.00
Payment amount at maturity (for each $1,000 face amount of your notes):

If the notes are not automatically called, then on the stated maturity date you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal $1,000.

Underwriting discount:

up to 3.15% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.15% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 1.75% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells.

CUSIP:	40057P7B2
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.25% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile†

60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
5th Call Date (Call Premium: 30.00%)
4th Call Date (Call Premium: 24.00%)
3rd Call Date (Call Premium: 18.00%)
2nd Call Date (Call Premium: 12.00%)
1st Call Date (Call Premium: 6.00%)
Hypothetical Maturity Payment Amount
Underlier
1st Call Date
2nd Call Date
3rd Call Date
4th Call Date
5th Call Date
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Hypothetical Percentage Change in the Ending Level of the underlier from Pricing Date to Applicable Call Date

† assumes the lowest possible call premiums for the applicable call dates that may be determined on the pricing date.

Any positive return on the notes will be limited to the applicable call premium, even if the closing level of the underlier on the applicable call date significantly exceeds the starting level.  You will not participate in any appreciation of the underlier beyond the applicable call premium.

You should read the accompanying preliminary pricing supplement dated December 8, 2022, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated December 8, 2022
●	WFS Product Supplement No. 2 dated November 30, 2022
●	Underlier supplement no. 29 dated October 26, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 29, WFS product supplement no. 2 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 29, WFS product supplement no. 2 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 29, WFS product supplement no. 2 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 2, accompanying underlier supplement no. 29, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 2, accompanying underlier supplement no. 29, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 2, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 29, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪

The Call Premium You Will Receive on a Call Settlement Date If Your Notes Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Notes Are Not Automatically Called is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Applicable Call Date

▪	You May Receive Only the Face Amount of Your Notes at Maturity
▪	Upon an Automatic Call, the Amount You Will Receive on a Call Settlement Date Will Be Capped Due to the Applicable Call Premium
▪	Your Notes Are Subject to Automatic Redemption
▪	Your Notes Do Not Bear Interest
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers - S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 29.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

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